Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS ANNOUNCES RETIREMENT OF

CHAIRMAN AND CEO EMILE J. GEISENHEIMER

COLORADO SPRINGS, Colo. (October 7, 2010) — Spectranetics Corporation (Nasdaq: SPNC) today announced that Emile J. Geisenheimer is retiring from his positions as Chairman, President, and Chief Executive Officer, effective November 1, 2010.  Mr. Geisenheimer will continue to serve on the Board of Directors.

Spectranetics’ Board of Directors has appointed an Executive Committee of the Board to work directly with the Company’s management while it initiates a search for Mr. Geisenheimer’s replacement.

Dr. Joseph M. Ruggio, a Spectranetics director since 1997, commented, “We are grateful for Emile’s leadership of the Company over many years and particularly for his contributions as President and CEO during an important period in the Company’s development.”

Mr. Geisenheimer stated, “I’m proud of the Company’s accomplishments during my tenure as President and Chief Executive Officer and I believe that Spectranetics is well positioned to continue the growth and development of both its Vascular Intervention and its Lead Management businesses.  I particularly enjoyed working with a devoted group of employees and a strong management team. I look forward to the Company’s continuing success as it strives to improve the lives of patients suffering from coronary and peripheral arterial disease and those with infected or malfunctioning pacemaker and defibrillator leads.”

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in 40 countries throughout the world and are used to treat arterial blockages in the heart and legs as well as the removal of problematic pacemaker and defibrillator leads.

The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of problematic pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include adverse results of the securities litigation and related litigation in which the Company or any of its officers or directors is a party, insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with these proceedings, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital and has rendered our investments in auction rate securities illiquid, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts.  For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

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